Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

TETRA Technologies, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-40509, 33-41337, 33-35750, 33-76804, 33-76806, 333-04284, 333-09889, 333-61988, 333-84444, 333-76039, 333-114034, and 333-126422) on Form S-8, and (No. 333-115859) on Form S-4 of TETRA Technologies, Inc. of our report dated November 15, 2005 with respect to the statements of combined revenues and direct operating expenses for the oil and gas properties sold to Maritech Resources, Inc., a subsidiary of TETRA Technologies, Inc. (the Acquired Properties) for the years ended December 31, 2004 and 2003, which report appears in the Form 8-K/A of TETRA Technologies, Inc. dated September 7, 2005.

/s/KPMG LLP

Oklahoma City, Oklahoma

November 18, 2005